UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

March 24, 2015

Date of Report (Date of earliest event reported)

AAR CORP.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or other jurisdiction of incorporation)

1-6263	36-2334820
(Commission File Number)	(IRS Employer Identification No.)

One AAR Place, 1100 N. Wood Dale Road

Wood Dale, Illinois 60191

(Address and Zip Code of Principal Executive Offices)

Registrant’s telephone number, including area code:  (630) 227-2000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.                                        Entry into a Material Definitive Agreement.

On March 24, 2015, AAR CORP. (the “Company”) entered into an amendment (the “Amendment”) to its credit agreement dated April 12, 2011, as amended, with various financial institutions, as lenders and Bank of America, N.A., as administrative agent for the lenders (the “Credit Agreement”).

Under the terms of the Credit Agreement as in effect prior to the Amendment, the aggregate revolving credit commitment amount under the Credit Agreement was $475 million.  The Amendment increases the above-referenced $475 million to $500 million, and generally reduces the interest rate on borrowings by 0.25 percent.  Under certain circumstances, the Company also could request an increase to the revolving commitment by an aggregate amount of up to $250 million, not to exceed $750 million in total.

The Amendment also extends the maturity of the Credit Agreement by approximately two years to March 24, 2020.  The Amendment also deleted the minimum fixed charge coverage ratio and added a minimum interest coverage ratio.  Except as specifically amended and modified by the Amendment, the terms and conditions of the Credit Agreement remain in effect.

The foregoing description of the Amendment is qualified in its entirety by reference to the full text of the Amendment and the Credit Agreement.  A copy of the Amendment is filed as Exhibit 10.1 and incorporated herein by reference .

Item 2.03.                                        Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 of this report is hereby incorporated into this Item 2.03 by reference.

Item 9.01.                                        Financial Statements and Exhibits.

(d)                        Exhibits

Exhibit No.	Description

10.1	Amendment No.6 dated March 24, 2015 to Credit Agreement among AAR CORP., Bank of America, N.A., as administrative agent, and the various financial institutions party thereto.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 25, 2015

AAR CORP.

	By:	/s/ Michael K. Carr
Michael K. Carr
Vice President & Assistant Treasurer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Amendment No. 6 dated March 24, 2015 to Credit Agreement among AAR CORP., Bank of America, N.A., as administrative agent, and the various financial institutions party thereto.